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                                                                     EXHIBIT 4.9

                          THIRD ARTICLES OF AMENDMENT
                                       OF
                   AMENDED AND RESTATED DECLARATION OF TRUST
                                       OF
                       SECURITY CAPITAL INDUSTRIAL TRUST


     The undersigned, being the Co-Chairman and Chief Operating Officer of Security Capital Industrial Trust, a Maryland real estate investment trust (the "Trust"), does hereby certify pursuant to the provisions of Article 7, Section 1 of the Trust's Amended and Restated Declaration of Trust, dated as of December 15, 1993, as amended and supplemented (the "Declaration of Trust"), and Section 8-501 of the Corporations and Associations Article of the Annotated Code of Maryland, that the Board of Trustees of the Trust has adopted a resolution declaring this amendment to the Declaration of Trust as hereinafter set forth to be advisable and that the shareholders of the Trust have approved such amendment by the affirmative vote of at least a majority of all the votes entitled to be cast on the matter.

     Therefore, the Declaration of Trust is hereby amended by adding the following new Article 10:

                   ARTICLE 10. SECURITY CAPITAL TRANSACTION

          Notwithstanding anything to the contrary contained herein, including, without limitation, the provisions of Article 1 and Article 4 of this Declaration of Trust, the Trust shall be authorized to perform all of its obligations and exercise all of its rights under the terms of that certain Merger and Issuance Agreement, dated as of March 24, 1997, as amended (the "Merger Agreement"), between the Trust and Security Capital Group Incorporated and each of the other agreements and transactions contemplated thereby, including, without limitation, the following agreements (as each of such agreements are defined in the Merger Agreement) and the transactions contemplated by such agreements: (i) Agreement and Plan of Merger; (ii) Third Amended and Restated Investor Agreement; (iii) Administrative Services Agreement; (iv) Protection of Business Agreement; and (v) License Agreement.

     The undersigned Co-Chairman and Chief Operating Officer acknowledges these Third Articles of Amendment to be the act of the Trust and, as to all other matters or facts required to be verified under oath, that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects, and that this statement is made under the penalties for perjury.
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     IN WITNESS WHEREOF, the undersigned has executed these Third Articles of
Amendment as of this 9th day of September, 1997.


                         SECURITY CAPITAL INDUSTRIAL TRUST


                         By:    /s/ K. Dane Brooksher
                               ----------------------------------------
                               K. Dane Brooksher
                               Co-Chairman and Chief Operating Officer



ATTEST:


By:    /s/ Jeffrey A. Klopf
      ----------------------------------------
      Jeffrey A. Klopf
      Secretary

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